SULLIVAN & WORCESTER LLP
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May 1, 2007

Markman MultiFund Trust
6600 France Avenue South, Suite 485
Edina, Minnesota 55435

Gentlemen:

We have acted as counsel for the Markman MultiFund Trust, a Massachusetts business trust (the "Trust"), established under the Declaration of Trust dated September 7, 1994. We have participated in the preparation of the Trust's Post-Effective Amendment to its Registration Statement on Form N-1A (the "Post-Effective Amendment") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and under the Investment Company Act of 1940, as amended, on or about May 1, 2007.

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration of Trust, its By-Laws, and other documents relating to its organization and operation, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1. The Trust is validly existing as a Trust with transferable shares under the laws of the Commonwealth of Massachusetts.

2. The Trust is authorized to issue an unlimited number of shares of beneficial interest, the shares of the Trust have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

We understand that this opinion is to be used in connection with, and as a part of, the Post-Effective Amendment and we consent to the filing of this opinion with, and as a part of, the Post-Effective Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP